PHOTRONICS, INC. AND SUBSIDIARIES
Reconciliation of GAAP to Non-GAAP Financial Information
(in thousands, except per share data)
(Unaudited)

	Three Months Ended		Year Ended
	November 3,	October 28,	November 3,	October 28,
	2013	2012	2013	2012
Reconciliation of GAAP to Non-GAAP Net Income
Attributable to Photronics, Inc. Shareholders

GAAP net income attributable to Photronics, Inc. shareholders	$4,840	$3,833	$17,966	$27,868

(a) Joint venture transaction expenses, net of tax	773	-	773	-

(b) Consolidation and restructuring charges, net of tax	-	246	-	1,428

(c) Impact of warrants, net of tax	-	-	-	(94)

Non-GAAP net income attributable to Photronics, Inc. shareholders	$5,613	$4,079	$18,739	$29,202

Reconciliation of GAAP to Non-GAAP Net Income
Applicable to Common Shareholders

Weighted average number of diluted shares outstanding

GAAP	61,962	61,052	61,599	76,464

Non-GAAP	61,962	61,052	61,599	76,445

Net income per diluted share

GAAP	$0.08	$0.06	$0.29	$0.44

Non-GAAP	$0.09	$0.07	$0.30	$0.46

(a)	Represents transaction expenses in connection with the joint venture with DNP Photomask Technology Taiwan Co., Ltd., a wholly-owned subsidiary of Dai Nippon Printing Co., Ltd.

(b)	Represents consolidation and restructuring charges primarily related to restructuring in Singapore.

(c)	Represents impact related to warrants, which is recorded in other expense, net.